UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2020

VIVUS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33389	94-3136179
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

(Address of Principal Executive Offices, and Zip Code)

(650) 934-5200

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VVUS	The NASDAQ Global Select Market
Preferred Share Purchase Rights

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On March 6, 2020, VIVUS, Inc. (the "Company") entered into an Equity Distribution Agreement (the "Equity Distribution Agreement") with Piper Sandler & Co., as sales agent (the "Agent"), pursuant to which the Company may issue and sell, from time to time, through the Agent (the "Offering") shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Shares"). Any Shares offered and sold in the Offering will be issued pursuant to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC") on September 14, 2018, the prospectus supplement relating to the Offering filed with the SEC on March 6, 2020 and any applicable additional prospectus supplements related to the Offering that form a part of the Registration Statement. The aggregate market value of Shares eligible for sale in the Offering and under the Equity Distribution Agreement will be subject to the limitations of General Instruction I.B.6 of Form S-3, to the extent required under such instruction. The prospectus supplement filed with the SEC on March 6, 2020 is only offering Shares having an aggregate offering price of $11.5 million. The Company will be required to file another prospectus supplement in the event it determines to offer more than $11.5 million of Shares in accordance with the terms of the Equity Distribution Agreement, to the extent then permitted under General Instruction I.B.6 of Form S-3.

The Agent will use its commercially reasonable efforts to sell the Shares requested by the Company to be sold on its behalf, consistent with the Agent’s normal trading and sales practices, under the terms and subject to the conditions set forth in the Equity Distribution Agreement. The Company has no obligation to sell any of the Shares. The Company may instruct the Agent not to sell the Shares if the sales cannot be effected at or above the price designated by the Company in any instruction to the Agent. The Company or the Agent may suspend the offering of the Shares upon proper notice and subject to other conditions, as specified in the Equity Distribution Agreement.

Under the Equity Distribution Agreement, the Agent may sell the Shares by any method permitted by law deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the "Securities Act"), including sales made directly on or through The NASDAQ Global Select Market. The Agent may also sell Shares in negotiated transactions at market prices prevailing at the time of sale or at prices related to the prevailing market prices and/or any other method permitted by law, subject to the Company’s prior written consent.

The Company will pay the Agent commissions for its services in acting as sales agent in the sale of the Shares. Under the Equity Distribution Agreement, the Agent will be entitled to compensation in an amount of up to 3.0% of the gross sales price of the Shares sold through it under the Equity Distribution Agreement. The Company has also agreed to reimburse the Agent for the out-of-pocket reasonable fees and disbursements of its legal counsel, in an amount not to exceed $50,000, including fees and disbursements of the Agent's counsel incident to any required review by FINRA. Under the terms of the Equity Distribution Agreement, the combined compensation and reimbursement to the Agent will not exceed 8.0% of the gross sales price of the Shares sold pursuant to the Equity Distribution Agreement. In addition, the Company has agreed to indemnify the Agent against specified liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or to contribute to payments that the Agent may be required to make because of such liabilities.

The Offering will terminate upon the termination of the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by the Agent or (upon ten (10) days’ written notice) by the Company at any time, and may also be terminated by mutual agreement of the Agent and the Company. The Equity Distribution Agreement will automatically terminate (1) upon the issuance and sale of all of the Shares or (2) if the Company fails, on any required settlement date, to sell and deliver the number of Shares which it is obligated to sell under the terms of the Equity Distribution Agreement.

The Company currently intends to use any net proceeds from the Offering for general corporate purposes, for the repayment of indebtedness and to advance the development and commercialization of the Company’s approved drugs and investigational drug candidates.

The foregoing description of the Equity Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Equity Distribution Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any Shares, nor shall there be any offer, solicitation or sale of any Shares, in any jurisdiction in which it is unlawful to make the offer, solicitation or sale.

The legal opinion of Hogan Lovells US LLP regarding the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Hogan Lovells US LLP.

10.1	Equity Distribution Agreement, dated as of March 6, 2020, between VIVUS, Inc. and Piper Sandler & Co.

23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date: March 6, 2020